Exhibit 19.1
Avanos Medical, Inc.
Amended and Restated
Policy on Insider Trading And Tipping
October 27, 2023

The Company’s Code of Conduct prohibits employees from using non-public information about the Company to trade in stocks or securities. This Policy further details that obligation. All employees, officers, and directors are expected to comply with this Policy and any applicable securities laws. The Code of Conduct and this Policy are available on the Company’s website, and the Legal Department is available to answer any questions or provide further guidance about this Policy.

Background

Federal and state securities laws prohibit the purchase or sale of a public company’s securities by persons who are aware of material information about the company that is not generally known or available to the public. These laws also prohibit “tipping,” which is when a person who is aware of material non-public information discloses that information to others who may trade. In addition to individual liability for prohibited insider trading and/or tipping, companies and their controlling persons also are subject to liability if they fail to take reasonable steps to prevent prohibited insider trading.

This Policy has been adopted to help you avoid the severe consequences associated with violations of the insider trading and tipping laws (as described further below) and to prevent the appearance of improper conduct on the part of anyone employed by or associated with the Company.

References in this Policy to the Company or “our” include Avanos Medical, Inc., as well as our subsidiaries, and references to employees include part-time and temporary employees, as well as consultants and other independent contractors.

Please contact the Company’s Legal Department if you have any questions about this Policy. Thank you for your help in furthering Our Commitment to operate ethically and in compliance with applicable global laws and regulations.

Definitions

•“Business Partners” means publicly-traded entities with which the Company is doing business, including suppliers or customers.

•“Insiders” means:
oall directors, officers, and employees of the Company and their family members who reside with them or who are subject to their influence or control (such as parents or children) and anyone else who lives in their household;
ocorporations, partnerships, or other entities owned or controlled by directors, officers, or employees of the Company (or their family members) or trusts in which such persons are trustees or beneficiaries; and
oany outside persons bound under the terms of their consulting or other similar agreements with the Company, because they have or may gain access to material non-public information concerning the Company.
•“Securities” means securities, including common stock and options to purchase common stock, and any other type of securities that a company may issue in the future, such as preferred stock, convertible debt, and warrants. Securities also includes derivative securities such as exchange traded put or call options or swaps relating to a company’s other securities.
•“Target Companies” means publicly-traded entities that the Company is or may be pursuing as a merger, acquisition, joint venture, or other business combination target.
•“trade” means a purchase or sale (including short-selling), whether in the open market or with the Company; a transfer to anyone or any entity, with or without payment or other consideration; a gift; a pledge of shares or options; or a grant of an option to acquire an interest in Securities.

Policy
Subject to the exceptions described below, no Insider may, directly or indirectly, do any of the following:

•trade in Company Securities while possessing material non-public information about the Company;
•trade in Company Securities during any Blackout Periods or Special Blackout Periods designated by the Company’s Legal Department;

•trade in Target Company or Business Partner Securities while possessing information that is known to be material non-public information concerning the Target Company or Business Partner;
•“tip” or disclose material non-public information concerning the Company, a Target Company, or a Business Partner to any outside person (including family members, friends, analysts, individual investors or members of the investment community, or news media), unless required as part of that Insider’s specified regular duties for the Company (i.e., communications from Investor Relations, communications from the Chief Executive Officer and/or Chief Financial Officer during investor meetings or earnings calls); or
•give trading advice of any kind about the Company, a Target Company, or a Business Partner to anyone while possessing material non-public information about the Company, a Target Company, or a Business Partner.
The above prohibitions on disclosure by Insiders of material non-public information do not apply when disclosure is made to:
•Outside persons, such as consultants or contractors, where the outside person has agreed in writing to be bound by the terms of this Policy; or
•Outside advisors, who by the terms of their engagement, are subject to confidentiality to the Company and a duty not to engage in insider trading.
The prohibitions on disclosure of material non-public information and giving trading advice apply equally to any and all communications, regardless of whether they are oral, written, non-verbal, or electronic (e.g., made on the internet or through social media).
Transactions that may be necessary or that may appear justifiable for independent reasons (such as the need to raise money for an emergency or to fund tuition or moving expenses) are not an exception from this Policy. Because the securities laws do not recognize such mitigating circumstances, this Policy also does not recognize such exceptions.
Insiders should retain all records and documents with respect to each trade.

Rule 10b5-1 Plans. Insiders who want to buy or sell Company Securities may (but are not required to) do so pursuant to a predetermined written plan meeting the requirements of Rule 10b5-1 of the Securities Exchange Act of 1934 (“Rule 10b5-1”). The Legal Department must pre-approve any plan, arrangement, or trading instructions prepared pursuant to Rule 10b5-1 involving potential sales (or purchases) of stock or option exercises and sales (any such plan, a “10b5-1 Plan”). The Legal Department may reject any 10b5-1 Plans in its sole discretion. Please see Exhibit A for additional information on 10b5-1 Plans.

Non-Rule10b5-1 Trading Arrangements. Insiders are prohibited from buying or selling Company Securities pursuant to any pre-planned trading arrangement that does not meet the requirements of Rule 10b5-1.

Material Non-Public Information

Material non-public information has two important elements: (1) materiality; and (2) public availability.

Materiality. There is no bright-line rule as to what constitutes “material” information. In plain terms, material information is any type of information that could reasonably be expected to affect the price of a company’s Securities. Information about the Company, a Target Company, or a Business Partner is “material” if there is a substantial likelihood that a reasonable stockholder would consider the information important in making a decision to buy, sell or hold that company’s Securities.

While it is not possible to identify all information that would be deemed “material,” the following types of information ordinarily are considered material:

•Financial performance, including quarterly and year-end earnings, and significant changes in financial performance or liquidity
•Projections of future earnings or losses, changes in previously-released earnings estimates or guidance, or confirmation of previously-released earnings estimates or guidance during a Black-out Period
•Significant changes to strategic plans
•Potential or pending material mergers, acquisitions, tender offers, or the sale of assets or subsidiaries
•A significant restructuring or reduction in work force
•The gain or loss of major contracts, orders, suppliers, or customers
•Significant changes or developments in products or product lines, research or technologies
•Significant changes or developments in supplies or inventory, including significant product defects, recalls or product returns
•Actual or threatened major litigation, governmental actions or investigations, or the resolution of such litigation, actions or investigations
•Stock splits, public or private securities/debt offerings, or changes in Company dividend policies or amounts
•Sales of the Company’s Securities by Insiders
•Significant changes in senior management
•Significant labor disputes or negotiations
•The existence of severe liquidity problems or impending bankruptcy.

Public Availability. Material information is “nonpublic” if it has not been widely disseminated to the public in a manner making it available to investors generally, including through webcasted conference calls or presentations, major newswire services, national news services and financial news services, or the filing of public documents as required with the Securities and Exchange Commission (the “SEC”). A common misperception is that material information loses its “nonpublic” status at the moment a press release is issued disclosing the information. To the contrary, information will be considered public (no longer “nonpublic”) only on the day after the first full trading day following the Company’s widespread public release of the information. For example, if we were to make an announcement on a Monday before the opening of the stock market, you may not trade in our securities until Tuesday. If an announcement were made on a Wednesday after the closing of the stock market, Friday would be the first eligible trading day.

You may not engage in prohibited insider trading while you are aware of material nonpublic information even if you believe that the information has not influenced your decision to engage in the transaction — in other words, even if you would have engaged in the transaction without having the information.

Blackout Periods and Special Blackout Periods

The Company will designate certain time periods called “Blackout Periods” during the year when Insiders are generally prohibited from trading in the Company’s Securities. Blackout Periods will generally close the trading window fifteen (15) days prior to the end of each quarter and re-open the trading window at the end of the day on the date the Company publicly discloses its financial results for that quarter. In addition, Blackout Periods will generally close the trading window four (4) business days prior to the date the Company publicly discloses a share repurchase program and re-open the trading window four (4) business days following the date of such public disclosure. Except as described below under the heading “Exceptions,” no Insider may trade in Company Securities during a Blackout Period, although the Legal Department may waive the restriction if it determines such person does not possess material non-public information based on the certification of such person.

The Legal Department, in consultation with Company management, may, from time to time, also designate “Special Blackout Periods” during which trading in Company Securities by certain designated Insiders is prohibited. In addition, no Insiders may disclose to any outside third party that a Special Blackout Period has been designated.

Procedures for Approving All Trades by Certain Designated Insiders
In addition to the Company’s policy on insider trading as described above, the Company’s directors, executive officers who are subject to Section 16 of the Securities Exchange Act of 1934, and certain other designated employees (collectively, “Designated Insiders”) may not trade in the Company’s Securities at any time unless the trade(s) have been approved by the Legal Department in accordance with the procedures set forth below. The Legal Department may reject any trading requests in its sole discretion.

Regardless of the proposed timing or type of trade, no Designated Insider may trade in Company Securities until:

•The Designated Insider has notified the Legal Department in writing of the amount and nature of the proposed trade(s);

•The Designated Insider has certified in writing at the time of such proposed trade(s) that he or she (i) is not in possession of material non-public information concerning the Company and (ii) has notified the Legal Department in writing of all other trades in Company Securities in the previous six months;

•The Designated Insider has notified and received approval from the Legal Department for the filing of a Form 144 with the SEC, if required for such trade; and

•Based on the certifications of the Designated Insider, the Legal Department has approved the trade(s), and certified such approval in writing.

In addition, unless a Designated Insider trades in Securities issued by the Company through his or her Fidelity account, a Designated Insider must notify the Legal Department by email promptly upon the execution of any trade, but in no event later than the next business day after the execution of such trade. Such notice shall include the following:

•the name of the entity in whose name the trade was made;
•the type and amount of Securities subject to the trade;
•the price at which the Securities were traded; and
•the new number of Securities owned, directly or indirectly, by the Insider subsequent to the execution of the trade.

Exceptions to Trading Prohibitions

The prohibition on trading in Company securities during Blackout Periods, during Special Blackout Periods, or while otherwise in possession of material non-public information does NOT apply to:

•exercises of Company stock options, or the surrender of shares to the Company in payment of the exercise price or in satisfaction of any tax withholding obligation, in each case in a manner permitted by the applicable stock option; provided, however, that Securities may not be sold to pay the exercise price of a stock option (including through a broker-assisted cashless exercise) and the Securities acquired upon exercise may not be sold during a Blackout Period or Special Blackout Period without receiving the approval of the Legal Department;

•automatic sales of shares of the Company’s Securities through a Company-contracted service provider or broker to cover any taxes due as a result of the vesting of restricted shares or restricted share units, where the amount of shares sold is based on the Insider’s taxable income, the market price of the Securities on the date that the restricted shares or restricted share units vest (the “Vesting Date”) and the market price on the date of the sale, which date shall be as soon as possible after the Vesting Date;

•purchases of Company stock under the Company’s employee stock purchase plan (“ESPP”) resulting from periodic contributions to the ESPP pursuant an employee’s advance instructions; provided, however, that: (i) no employee may alter his or her instructions regarding the purchase of Company stock in the ESPP when in possession of material non-public information about the Company and (ii) the trading prohibitions of this policy shall apply to any sale of stock acquired under the ESPP;

•gifts to family members who are deemed to be Insiders or to family trusts controlled by the donor or another Insider; and

•purchases or sales made pursuant to an approved 10b5-1 Plan.

Hedging Transactions, Margin Accounts and Pledges

Hedging Transactions. The Company’s goal is to incentivize employees to increase the value of the Company’s stock and to ensure that the interests of its employees, officers and directors are aligned with the interests of the Company’s shareholders. Certain types of hedging transactions, which can generally be described as transactions that cause the economics associated with a person’s stock ownership to be different from his or her actual stock ownership, could undermine this goal. In any event, hedging transactions could also create the appearance of misuse of inside information. Therefore, Insiders may not engage in hedging transactions in the Company’s Securities such as puts, calls, prepaid variable forwards, equity swaps, collars and other derivative securities on an exchange or in any other organized market. Insiders also may not engage in short sales of the Company’s Securities, meaning sales of Securities that are not owned at the time of sale. If you have any doubt about the appropriateness of a financial transaction involving the Company’s Securities, please discuss the matter with a member of the Legal Department.

Margin Accounts and Pledges. Securities held in a margin account as collateral for a margin loan may be sold by a broker without an Insider’s consent if the Insider fails to meet a margin call. Similarly, Securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the Insider defaults on the loan. Because a margin or foreclosure sale may occur at a time when an Insider is aware of material non-public information or otherwise are not permitted to trade in Company Securities, Insiders are prohibited from holding Company Securities in a margin account with a margin loan outstanding or pledging Company Securities as collateral for a loan.

Potential Civil, Criminal and Disciplinary Sanctions

Both the SEC and the Financial Industry Regulatory Authority (“FINRA”) investigate and are very effective at detecting illegal insider trading. The SEC, together with the U.S. Department of Justice and state law enforcement agencies, pursue civil and/or criminal insider trading violations vigorously. They have successfully prosecuted cases against trading by employees through foreign accounts, trading by family members and friends and trading involving only a small number of shares.

Civil and Criminal Penalties. The consequences of prohibited insider trading or tipping can be severe. Under U.S. law, persons violating insider trading or tipping rules may be required to disgorge the profit made or the loss avoided by the trading, pay the loss suffered by the person who purchased securities from or sold securities to the insider tipper, pay civil penalties up to three times the profit made or loss avoided, pay a criminal penalty of up to $5 million, and/or serve a jail term of up to twenty (20) years. Among others, the Company and/or certain officers may also face major civil and/or criminal penalties.

Company Discipline. Violation of this Policy or insider trading or tipping laws by any Insider may subject the violator to disciplinary action by the Company, up to and including termination for cause.

Reporting of Violations. Any Insider who violates this Policy or any federal or state laws governing insider trading or tipping, or knows of such violation by any other Insiders, must report the violation immediately to the Legal Department or to the Company’s Code of Conduct Hot Line.

Role of the Company’s Legal Department

In addition to the trading approval and reporting duties described above, the duties of the Legal Department with respect to Insider Trading Compliance includes the following:

•Administering this Policy and monitoring and enforcing compliance with it.

•Responding to all inquiries relating to this Policy and its procedures.

•Designating and announcing Special Blackout Periods, as described below.

•Making copies of this Policy, other appropriate materials, and further guidance available to all Insiders.

•Administering, monitoring and enforcing compliance with all federal and state insider trading laws and regulations; and assisting in the preparation and filing of all required reports with the SEC relating to insider trading in the Company’s Securities.

•Revising the Policy as necessary to reflect changes in federal or state insider trading laws and regulations.

All determinations and interpretations by the Legal Department shall be final and not subject to further review.

EXHIBIT A

Rule 10b5-1 Trading Plans

Rule 10b5-1 Overview. A written 10b5-1 Plan can provide greater clarity and certainty for Insiders to plan and structure transactions in the Company’s Securities to avoid incurring liability. By trading pursuant to a written 10b5-1 Plan, an Insider may buy or sell Company Securities (including selling shares in connection with the exercise of options on Company stock), on a regular pre-determined basis regardless of the trading window under our existing Policy on Insider Trading and Tipping. A Rule 10b5-1 plan is an affirmative defense to allegations of illegal insider trading but cannot protect Insiders in all circumstances. In order to gain the benefit of the affirmative defense, an Insider must comply with the following:

Preexisting Program. First, the Insider must establish a program for buying or selling Company Securities that is sufficiently in advance of the Insider’s trade to accommodate the required “cooling off” period under Rule 10b5-1(c). This means that the Insider must: (i) enter into a binding contract to purchase or sell the Securities; (ii) provide instructions to another person to execute the trade for the Insider’s account; or (iii) adopt a written plan for trading the Securities. The contract, instruction or plan must be entered into at a time when the Insider is not otherwise in possession of material, non-public information, and the Insider must certify in the contract, instruction or plan that: (i) the Insider is not aware of any material non-public information about the Company and (ii) the Insider is adopting the 10b5-1 Plan in good faith and not as part of a scheme to evade the prohibitions of Rule 10b-5. To satisfy this requirement, the Insider’s contract, instruction, or plan may not be entered into during a Blackout Period or Special Blackout Period and should preferably be entered into shortly after the end of a Blackout Period or Special Blackout Period. In addition, the contract, instruction or plan must provide that trading may not commence until after the required “cooling off” period under Rule 10b5-1(c).

Further, the Insider may not have an overlapping 10b5-1 Plan and, if the 10b5-1 Plan is a single-trade plan, the Insider may not have entered into any other single-trade 10b5-1 Plan within the prior 12 months, unless certain exceptions enumerated under Rule 10b5-1(c)(1)(ii) apply.
No Discretion. Second, the written contract, instruction, or plan must be structured so that the Insider does not have discretion at a later date to determine the particulars of the transaction. This means that the contract, instruction, or plan must (i) specify the amount, price, and date; (ii) provide a written formula, or computer program, for determining the amounts, prices, and dates; or (iii) not permit the Insider to exercise any subsequent influence over how, when, or whether to effect purchases or sales. The terms of the contract, instruction or plan must also provide that transactions must cease during any Special Blackout Periods imposed on such Insider.

Compliance with Program. Third, the purchase or sale must occur in accordance with the written contract, instruction, or plan, and the Insider must act in good faith with respect to the 10b5-1 Plan. A purchase or sale is not pursuant to a contract, instruction, or plan if, among other things, the Insider alters or deviates from the contract, instruction, or plan or entered into or altered a corresponding or hedging transaction or position with respect to those Securities.

Whether a written 10b5-1 Plan will be of benefit to an Insider will depend on the Insider’s own individual circumstances.

Any 10b5-1 Plan must be reviewed and approved in advance by the Legal Department. The Company’s pre-approval requirements also apply to any modification of a 10b5-1 Plan (other than modifications that do not change the amount, price or timing of transactions under the 10b5-1 Plan), which is considered a termination of the existing 10b5-1 Plan and the adoption of a new 10b5-1 Plan. No trades may occur until this review and approval has taken place.

Any Insider with a 10b5-1 Plan must notify the Legal Department promptly upon termination of any 10b5-1 Plan.

Please contact the Legal Department if you have any questions.

NOTIFICATION OF PROPOSED TRADE

To:    Legal Department
Avanos Medical, Inc. (“Avanos”)

From:    ____________________________________________ (Name of Designated Insider)

Date:    ____________________________________________

(Please fill out that which is applicable)

[ ] I hereby notify the Legal Department that I intend to exercise __________ (number) of options of Avanos common stock on ____________ (date), on behalf of _______________________________________ (indicate in whose name the shares will be registered).

[ ] I hereby notify the Legal Department that I intend to buy/sell (circle the applicable word) __________ (number) of shares of Avanos common stock on ________________ (date), on behalf of ______________________________________ (indicate in whose name the shares will be registered).

In connection with this proposed trade, I hereby certify that:

1.    I am not in possession of any "material non-public information" concerning Avanos, as defined in Avanos’s Policy on Insider Trading and Tipping.

2.    I have notified the Legal Department in writing of all other trades that I (or my family members, trusts, partnerships, corporations or other entities in which I have a pecuniary interest) have made in Avanos’s Securities during the last six months.

I understand that if I trade while possessing such information or in violation of such trading restrictions, I may be subject to severe civil and/or criminal penalties, and may be subject to sanctions by Avanos as set forth in the Policy on Insider Trading and Tipping.

Submitted by:

_______________________________________
(Signature)

_______________________________________
(Name)

_______________________________________
(Title if signing on behalf of a corporation, partnership or other such entity)

Reviewed and approved/disapproved on behalf of the Legal Department:

_______________________________________
Name:
Title:
Date: _________________________